Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 134 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated February 22, 2017, relating to the financial statements and financial highlights, which appear in Loomis Sayles Multi-Asset Income Fund’s, Natixis Oakmark International Fund’s, Natixis U.S. Equity Opportunities Fund’s, and Vaughan Nelson Small Cap Value Fund’s Annual Reports on Form N-CSR for the year ended December 31, 2016 and Mirova Global Sustainable Equity Fund’s Annual Report on Form N-CSR for the period ended December 31, 2016. We also consent to the references to us under the headings “Financial Performance,” “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 26, 2017